Exhibit 99.1

SUBSCRIPTION AGREEMENT

ATVROCKN

c/o Law Offices of Thomas C. Cook

500 N. Rainbow Blvd., Suite 300

Las Vegas, NV 89107

Attn: Mr. Thomas Cook, Esq., Escrow Agent

Re: Prospectus, dated ______________ 2011

Dear Mr. Cook:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2011 of ATVROCKN, a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by ATVROCKN.

The Investor hereby subscribes for ____________ shares of ATVROCKN 's common stock ("Common Stock") at $0.01 per share, for an aggregate purchase price of $____________. Enclosed is the Investor's check made payable to "Thomas C. Cook Client Trust Account," with ATVROCKN written on the reference line of the check. The check is to be sent care of Thomas C. Cook, Esq. at the above listed address for the Company.

The Investor hereby acknowledges that Thomas C. Cook Client Trust Account is acting solely as escrow holder in connection with the offering of Common Stock and Mr. Thomas C. Cook, Esq. makes no recommendation with respect to this offering or any person or entity involved in the offering.

Accepted and Agreed:

________________________________ ___________________________________

Signature of Investor Print Full Name

________________________________ ___________________________________

Street Address City, State, Zip

________________________________ ___________________________________

Area Code and Telephone Number Social Security Number

Accepted and Agreed:

ATVROCKN

By:_____________________________________

Chad Guidry

President